Exhibit 99.1

Contacts:

Media: 703.469.1004 or media@fbr.com

Investors: Bradley J. Wright at 703.469.1080 or fbcmir@fbr.com

FBR Capital Markets Prices Public Offering of Common Stock

ARLINGTON, VA, June 15, 2009 – FBR Capital Markets Corporation (NASDAQ: FBCM) (FBR Capital Markets), a leading investment bank serving the middle market, today announced that it has priced a public offering of 21,500,000 shares of its common stock at $4.65 per share, 20,000,000 of which will be sold by FBR Capital Markets and 1,500,000 of which will be sold by a selling stockholder that is a wholly-owned subsidiary of Arlington Asset Investment Corp. Proceeds to FBR Capital Markets, after the underwriting discount but before expenses, will be approximately $88,350,000. The underwriters have a 30-day option to purchase up to an additional 3,225,000 shares of the FBR Capital Markets common stock to cover over-allotments, if any, from the selling stockholder. FBR Capital Markets will not receive any of the net proceeds from the sale of shares by the selling stockholder.

FBR Capital Markets & Co., a wholly-owned subsidiary of FBR Capital Markets, is the book-running manager for the offering. Barclays Capital Inc. is the co-lead manager, and UBS Investment Bank and Sandler O’Neill & Partners, L.P. are co-managers for the offering.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities. A registration statement relating to these securities has been filed and is effective. A written prospectus for the offering meeting the requirements of Section 10 of the Securities Act of 1933 (other than a free writing prospectus as defined in Securities Act Rule 405) may be obtained from FBR Capital Markets & Co., 1001 Nineteenth Street North, Arlington, VA 22209, Attention: Todd Davis or by calling FBR Capital Markets & Co., at 703.469.1023.

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